Exhibit 23.3

Arthur D. Little Benelux S.A./N.V. Avenue de Tervurenlaan 270 B – 1150 Brussels Belgium Telephone +32-(0)2-761.72.00 Fax +32-(0)2-762.07.58 www.adlittle.be

November 25, 2013

The Board of Directors

Taminco Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Taminco Corporation of our information and to all references to our firm, including, without limitation, references to our firm under the caption “Experts,” and such information included in or made part of (i) “Prospectus Summary,” (ii) “Industry Overview,” and (iii) “Business,” in each case, included in the Registration Statement on Form S-1 of Taminco Corporation and the related prospectus initially filed on November 25, 2013.

ARTHUR D. LITTLE BENELUX S.A./N.V.

By:	/s/ Dirk Luyten
Name: Dirk Luyten
Title: Managing Director